FOR IMMEDIATE RELEASE

Celsia Technologies, Inc. Announces Effectiveness of Previously Announced Reverse Stock Split

Miami, Florida, January 16, 2009 – Celsia Technologies, Inc., (OTCBB: CSAT), a Nevada corporation, today announced that the previously announced one-for-ten reverse stock split of its common stock became effective on January 14, 2009.

Celsia effected the reverse stock split by filing a Certificate of Change with the Secretary of State of the State of Nevada.  The reverse stock split was previously approved by Celsia’s Board of Directors.

Pursuant to the reverse stock split, each holder of Celsia common stock on the date of effectiveness of the reverse stock split became entitled to receive one share of new common stock in exchange for every ten shares of old common stock held by such person.  Fractional shares shall be rounded up to the next whole number.

Shareholders who hold existing stock certificates will receive instruction from Celsia’s transfer agent, Interwest Transfer Co., Inc., on how to receive new stock certificates.  Shareholders whose certificates are held in “street name” or on deposit with their brokerage firm will need to take no further action. Celsia’s common stock will trade under a new CUSIP number, 15118M 207.

About Celsia Technologies
Celsia Technologies is a full solution provider and licensor of thermal management products and technology for the PC (server, notebook, desktop), consumer electronics, and LED lighting / display industries.  The company, working with many of the largest processor manufacturers, OEMs, and display manufacturers, is a leader in developing and commercializing next-generation cooling solutions built on patented micro thermofluidic technology. Celsia Technologies’ extensive intellectual property portfolio includes patents registered in Korea, the U.S., Japan and Taiwan, with patents pending in the EU, Russia, India and China.  For more information, visit celsiatech.com.

Forward Looking Statements
This press release contains forward-looking statements, involving risks and uncertainties. Such statements are based on management’s current expectations and are subject to certain factors, risks, and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements, In addition, actual future results may differ materially from those anticipated, depending on a variety of factors which include, but are not limited to, Celsia Technologies’ ability to attract investors, Celsia Technologies’ future operating results, and general economic conditions affecting consumer spending, including uncertainties relating to global political conditions, such as terrorism and the conflict with Iraq. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Celsia Technologies does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.

Editors’ contact:
Jan Johnson
(714) 501-0674
celsiapr@celsiatechnologies.com

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